[WOOD & SARTAIN, LLP LETTERHEAD]

September 4, 2007

Board of Directors
CT Holdings Enterprises, Inc.
2100 McKinney Avenue, Suite 1500
Dallas, Texas 75201

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement on Form S-4 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 14,200,050 shares of common stock, $0.0001 par value per share (the “Shares”) of CT Holdings Enterprises, Inc., a Delaware corporation (the “Registrant”), in connection with the issuance of the Shares pursuant to the Merger Agreement (the “Merger Agreement”), dated as of August 10, 2007, by and among the Registrant, XC Acquisition Corporation, a Delaware corporation, and Xcorporeal, Inc., a Delaware corporation, as described in and attached as Annex A to the Registration Statement.

For purposes of this opinion, we have assumed, without independent verification or investigation, that each instrument has been duly and validly authorized, executed, and delivered by each of the parties thereto, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the authentic originals of all documents submitted to us as copies. In rendering the opinions included herein, we have relied upon the factual representations and warranties made by the Registrant and its officers, and on certificates or comparable documents of public officials, as we have deemed appropriate with respect to certain factual matters.

Based on and subject to the foregoing, we are of the opinion that the Shares will be duly authorized, validly issued, fully paid and nonassessable when the Shares are issued upon the closing of the transactions contemplated by the Merger Agreement in accordance with and in the manner described in the Merger Agreement.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Merger Agreement, and we do not express any opinion herein concerning any other laws.

The opinions expressed herein are written as of and relate solely to the date hereof and are rendered exclusively for your benefit in connection with the Registration Statement. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related information statement / prospectus constituting a part thereof, under the caption “Interests of Named Experts and Legal Counsel.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the SEC thereunder.

It is understood that this opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ WOOD & SARTAIN, LLP

Wood & Sartain, LLP